                          SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                       PARAMETRIC TECHNOLOGY CORPORATION
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                       PARAMETRIC TECHNOLOGY CORPORATION

                             128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02154


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 12, 1998


     The Annual Meeting of Stockholders of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), will be held at the offices of the
Company, 128 Technology Drive, Waltham, MA 02154 on Thursday,   February 12,
1998 at 9:00 a.m., local time, to consider and act upon the following matters:

     1. To elect two Class II directors to serve for the ensuing three years.

     2. To transact such other business as may be in furtherance of or incidental to the foregoing.

     Stockholders of record at the close of business on December 17, 1997 will be entitled to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.


                                            By Order of the Board of Directors,


                                            MARTHA L. DURCAN, Clerk

Waltham, Massachusetts
January 7, 1998

          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                       PARAMETRIC TECHNOLOGY CORPORATION

                             128 TECHNOLOGY DRIVE
                               WALTHAM, MA 02154

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY 12, 1998

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Parametric Technology Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on February 12, 1998 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions contained therein. If no choice is specified, proxies will be voted in favor of the election of the nominees named in this Proxy Statement. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation and subsequently dated proxy to the Clerk of the Company or by revoking the proxy in writing and voting in person at the Annual Meeting.

          On December 17, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 128,284,154 shares of common stock of the Company (the "Common Stock"). Stockholders are entitled to one vote per share on all matters.

          The Company's Annual Report for the fiscal year ended September 30, 1997 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about January 7, 1998.

VOTES REQUIRED

          The affirmative vote of the holders of a plurality of the shares of Common Stock represented and voting at the Annual Meeting is required for the election of directors.

          Shares of Common Stock represented in person or by proxy at the Annual Meeting (including shares which abstain from or do not vote with respect to one or more of the matters presented at the Annual Meeting and broker non-votes, as described below) will be tabulated by the inspectors of election appointed for the Annual Meeting and will determine whether or not a quorum is present. If a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and voting at the Annual Meeting with respect to the matter (a "broker non-vote"). Neither an abstention nor a broker non-vote will be treated as voting on a matter requiring a plurality of the shares represented and voting. Accordingly, abstentions and broker non-votes have no effect on the voting for the election of directors.

PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information, as of October 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock based upon information provided to the Company; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

                                         Number of Shares              Percentage of Common
                                        Beneficially Owned/(1)(2)/       Stock Outstanding/(3)/
                                        ------------------             --------------------
  Janus Capital Corporation /(4)/            13,141,825                       10.27%
     100 Fillmore Street
     Denver, Colorado 80206-4923

  Putnam Investments, Inc. /(5)/             10,985,976                        8.59%
     One Post Office Square
     Boston, MA 02109

  Robert N. Goldman                              11,250                           *

  Donald K. Grierson                              1,250                           *

  Oscar B. Marx, III /(6)/                       45,250                           *

  Michael E. Porter                              74,250                           *

  Noel G. Posternak                              51,250                           *

  Steven C. Walske/(7)/                         921,500                           *

  C. Richard Harrison/(8)/                      654,904                           *

  Michael E. McGuinness/(8)/                    191,686                           *

  Edwin J. Gillis                               154,379                           *

  John D. McMahon/(8)/                          135,321                           *

  All directors, nominees for
  director and executive officers
  as a group (14 persons)                     2,320,675                        1.80%

________________

*   Less than 1% of outstanding shares of Common Stock.

(1) The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) The amounts listed include the following shares of Common Stock that may be acquired on or prior to December 30, 1997 through the exercise of options: Mr. Goldman, 11,250 shares; Mr. Grierson, 1,250 shares; Mr. Marx, 41,250 shares; Mr. Porter, 64,250 shares; Mr. Posternak, 41,250 shares; Mr. Walske, 200,000 shares; Mr. Harrison, 488,700 shares; Mr. McGuinness, 133,100 shares; Mr. Gillis, 150,500 shares; Mr. McMahon, 119,918 shares; and all directors and executive officers as a group, 1,327,842 shares.

(3) For purposes of determining the percentage of Common Stock outstanding, the number of shares deemed outstanding is 127,936,236 shares outstanding as of October 31, 1997 and any shares subject to options held by the person or entity in question that are exercisable on or prior to December 30, 1997.

(4) Janus Capital Corporation ("JCC") has filed a Securities and Exchange Commission Schedule 13G reporting the above stock ownership as of May 12, 1997, a copy of which has been sent to the Company. Stock reported as being beneficially owned by JCC consists of stock held in managed portfolios of several registered investment companies, to which JCC assumes the role of investment advisor or sub-advisor. JCC shares voting power and investment power with respect to all shares reported above, and JCC expressly disclaims beneficial ownership of all such stock.

(5)   Putnam Investments, ("PI") has filed a Securities and Exchange Commission
      Schedule 13G reporting the above stock ownership as of January 30, 1997, a copy of which has been sent to the Company. Stock reported as being beneficially owned by PI consists of stock held in client accounts of subsidiaries of PI that are registered investment advisors. PI and its subsidiaries share voting power with respect to 715,110 shares and share investment power with respect to 10,985,976 shares. PI expressly disclaims beneficial ownership of all such stock.

(6)   4,000 shares are held by the O.B. Marx, III Revocable Trust.

(7)   115,000 shares are held by the Walske-Longtine Foundation.

(8) The amounts listed include the following shares of Common Stock owned by the named person jointly with his or her spouse: Mr. Harrison, 4,304 shares; Mr. McGuinness, 206 shares; and Mr. McMahon, 15,403 shares.



ELECTION OF DIRECTORS


     The Company's Board of Directors is divided into three classes with staggered three-year terms. There are currently three Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2000, 1998 and 1999 Annual Meetings of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). At each Annual Meeting of Stockholders, directors are elected for a term of three years to succeed those directors whose terms then expire. The two Class II directors elected at the Annual Meeting will be elected to serve until the 2001 Annual Meeting of Stockholders (subject to the election and qualification of their successors and to their earlier death, resignation or removal).

     THE PERSONS NAMED IN THE ENCLOSED PROXY WILL VOTE TO ELECT MICHAEL E. PORTER AND STEVEN C. WALSKE AS CLASS II DIRECTORS, UNLESS AUTHORITY TO VOTE FOR THE ELECTION OF EITHER OF THE NOMINEES IS WITHHELD BY MARKING THE PROXY TO THAT EFFECT. Each of the nominees is currently a Class II director of the Company.

     Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.


     The table on the following page sets forth, for each nominee as a Class II director and for each director of the Company whose term continues after the Annual Meeting, his name and age, his positions and offices with the Company, his principal occupations and business experience for the past five years, the names of other publicly-held companies of which he is a director, the year since which he has served as a director of the Company, and the year his term as a director of the Company will expire.

                Name, Age, Principal Occupation,                               Director     Term
              Business Experience and Directorships                             Since      Expires
              -------------------------------------                            --------    -------
NOMINEES FOR CLASS II DIRECTORS:

 Michael E. Porter, age 50                                                       1995        1998
   Professor at Harvard Business School since 1973;  director of
   Thermo Quest Corporation, Alpha Beta Technologies, Inc., and
   Falcon Drilling Corporation.

 Steven C. Walske, age 45                                                        1986        1998
   Chairman of the Board of Directors of the Company since August
   1994;  Chief Executive Officer of the Company since December
   1986;  President of the Company from December 1986 to August 1994;
   director of Synopsys, Inc., Video Server, Inc., and Object Design Inc.

CONTINUING DIRECTORS:
                    CLASS I DIRECTORS
 Donald K. Grierson, age 63                                                      1987        2000
   Chief Executive Officer and President of ABB Vetco Gray, Inc.,
   an oil services business, since May 1991;
   director of Alpha Technology, Inc.

 Oscar B. Marx, III, age 59                                                      1995        2000
   Chief Executive Officer and President of TMW Enterprises, an
   autoparts business, since July 1995;  Chief Executive Officer and
   President of Electro - Wire Products, Inc., an electrical distribution company, from June 1994 to July 1995;  Vice President -
   Automotive Components Group of Ford Motor Company from
   January 1988 to June 1994;  director of Tesma International.

 Noel G. Posternak, age 61                                                       1989        2000
   Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P.
   since 1980.

                    CLASS III DIRECTORS
 C. Richard Harrison, age 42                                                     1994        1999
   President and Chief Operating Officer of the Company since August
   1994;  Senior Vice President of Sales and Distribution of the Company
   from September 1991 to August 1994.

 Robert N. Goldman, age 48                                                       1991        1999
   Chief Executive Officer and President of Object Design Inc., a software developer since November 1995;  Chairman of the Board of Trinzic Corp.,
   a software developer, from June 1986 to August 1995;  Chief Executive
   Officer of Trinzic Corp. from June 1986 to October 1992;
   director of Intersolv, Inc., SystemSoft Corporation, Citrix Systems and
   Object Design Inc.

BOARD AND COMMITTEE MEETINGS


     The Board of Directors held six meetings during the fiscal year ended September 30, 1997. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of other meetings held by all committees of the Board of Directors on which he then served.

     The Board of Directors has an Audit Committee which meets with the Company's independent accountants and reports on such meetings to the Company's Board of Directors. The Audit Committee reviews the performance of the independent accountants in the annual audit and in assignments unrelated to the audit, reviews fees of the independent accountants, discusses the Company's internal accounting control policies and procedures and considers and recommends the selection of the Company's independent accountants. The Audit Committee met five times during the fiscal year ended September 30, 1997. The fiscal 1997 Audit Committee members were Messrs. Grierson, Marx and Porter (Chairman). The current members of the Audit Committee are Messrs. Marx, Porter (Chairman), and Posternak.

     The Board of Directors has a Compensation Committee which provides recommendations to the Board of Directors regarding executive and employee compensation and administers the Company's bonus programs, the Company's 1987 Incentive Stock Option Plan (the "1987 Option Plan"), the 1997 Incentive Stock Option Plan (the "ISO Plan"), the 1997 Nonstatutory Stock Option Plan (the "NSO Plan"), and the 1991 Employee Stock Purchase Plan. The Compensation Committee met twice during the fiscal year ended September 30, 1997. The fiscal 1997 Compensation Committee members were Messrs. Goldman (Chairman) and Posternak. Messrs. Goldman (Chairman) and Posternak also constituted the Officers' Stock Option Committee, which grants stock options under the 1987 Option Plan and the ISO Plan to employee directors and officers subject to Section 16 (collectively "Section 16 Officers") of the Securities Exchange Act of 1934, as amended. The Officers' Stock Option Committee met five times during the fiscal year ended September 30, 1997. The current members of both the Compensation Committee and the Officers' Stock Option Committee are Messrs. Goldman (Chairman) and Grierson.



DIRECTOR COMPENSATION


     During the fiscal year ended September 30, 1997, directors who were not employees of the Company received the following directors' fees in consideration of their services as directors of the Company: an annual retainer in the amount of $10,000 and $2,000 per Board of Directors meeting attended, as well as reimbursement of travel expenses. Members of the Audit Committee of the Board of Directors received a fee of $1,000 per meeting of the Audit Committee attended. Members of the Compensation Committee of the Board of Directors received a fee of $1,000 per meeting of the Compensation Committee attended. Directors who are also employees of the Company do not receive any compensation for their services as directors of the Company.


     Under the Company's 1996 Director Stock Option Plan (the "1996 Director Plan"), which superseded the 1992 Director Stock Option Plan (the "1992 Director Plan"), non-qualified stock options to purchase 20,000 shares (subject to future adjustment for stock splits and similar capital changes) of Common Stock are automatically granted to each outside director at the time of initial election to the Board of Directors at an annual meeting or otherwise. In addition, immediately following the Annual Meeting of Stockholders each year, each outside director continuing in office will automatically be granted options to purchase 5,000 shares (subject to future adjustment for stock splits and similar capital changes) of Common Stock. Accordingly, options to purchase 5,000 shares of Common Stock were automatically granted to Messrs. Goldman, Grierson, Marx, Porter, and Posternak on February 13, 1997. The options become exercisable in four equal annual installments commencing one year following the date of grant, but only if the option holder is a director on that anniversary date. Options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the grant date, which will be the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on the date of grant.

                      COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain information for the fiscal years ended September 30, 1997, 1996 and 1995 concerning compensation paid to or accrued for the Company's Chief Executive Officer and the other four most highly compensated executive officers who were serving as executive officers of the Company on September 30, 1997 and whose salary and bonus for fiscal year 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term Compensation
                                                                             ----------------------
                                                                                     Awards
                                                  Annual Compensation        ----------------------     All Other
                                                -----------------------         Shares Underlying        Compen-
Name and Principal Position               Year  Salary($)/(1)/ Bonus($)/(2)/    Options(#)/(3)(4)/     sation($)/(5)/
---------------------------               ----  ---------      --------      ----------------------    --------------
Steven C. Walske                          1997   345,000        385,000               600,000               4,750
  Chairman of the Board                   1996   330,000        700,000               300,000               3,167
  of Directors and Chief                  1995   300,000        500,000               600,000               4,620
  Executive Officer

C. Richard Harrison                       1997   290,000        385,000               600,000               4,750
  President and Chief                     1996   275,000        700,000               300,000               3,167
  Operating Officer                       1995   250,000        500,000               600,000               3,968

Michael E. McGuinness/(6)/                1997    60,000        575,239               200,000               5,096
  Former Executive Vice President         1996    60,000        538,628               220,000               3,000
  of Research & Development               1995    60,000        498,362               150,000               2,990
  and Product Marketing

Edwin J. Gillis                           1997   250,000        225,000               200,000               4,750
  Executive Vice President of             1996   250,000        300,000               150,000               3,167
  Finance and Administration,             1995         0              0               300,000                   0
  Chief Financial Officer and Treasurer

John D. McMahon                           1997    53,923        326,025               200,000               2,500
  Executive Vice President of             1996    50,000        264,452               111,000               2,500
  World Wide Sales                        1995    50,000        189,841                28,000               1,938

----------------

(1) Salary includes amounts deferred pursuant to the Parametric Technology Corporation 401(k) Savings Plan.

(2) Amounts shown, except for those discussed below relating to Messrs. McGuinness and McMahon, are the awards made under the Company's incentive plans, which amounts are earned and accrued during the fiscal years indicated and paid subsequent to the end of each fiscal year. $372,239 of the amount shown in Fiscal Year 1997 and all amounts shown for Fiscal Years 1996 and 1995 for Mr. McGuinness are comprised of sales commissions based on revenue. Mr. McGuinness became entitled to receive awards under the Company's incentive plans beginning in the second quarter of Fiscal Year 1997 (with awards to be pro-rated accordingly). Prior to such date, Mr. McGuinness was not entitled to receive awards under the Company's incentive plans. All amounts shown for Mr. McMahon are comprised of sales commissions based on revenue and Mr. McMahon is not entitled to receive awards under the Company's incentive plans.

(3) Amounts shown for Fiscal Year 1996 include stock options granted on October 2, 1996, which are correspondingly not included in Fiscal Year 1997 figures.

(4) Amounts shown are adjusted to reflect the one-for-one stock dividend declared by the Company on February 8, 1996 which became effective February 29, 1996.

(5) Amounts shown are the Company's matching contributions made under the Parametric Technology Corporation 401(k) Savings Plan.

(6) Mr. McGuinness resigned his position as Executive Vice President of Research & Development and Product Marketing effective November 13, 1997. He will remain with the Company in the role of Senior Sales Consultant.


                      FISCAL YEAR 1997 STOCK OPTION GRANTS

     The following table provides information regarding options granted under the Company's stock option plans for the fiscal year ended September 30, 1997 to the executive officers named in the Summary Compensation Table.

                                                  Individual Grants
                              ------------------------------------------------------------
                               Number of                                                       Potential Realizable Value
                                Shares        Percentage of Total                                at Assumed Annual Rates
                              Underlying        Options Granted      Exercise                     of Stock Price Appreciation
                                Options         to Employees for     Price Per   Expiration           for Option Term/(3)/
Name                         Granted(#)/(1)/  Fiscal Year(%)/(2)/     Share($)     Date           5%($)/(4)/      10%($)/(4)/
----                         ----------       --------------        ----------  ----------        ----------      -----------
Steven C. Walske              300,000             4.35%                48.00        5/15/07        9,056,083       22,949,891
                              300,000             4.35%               44.125        9/30/07        8,324,993       21,097,166

C. Richard Harrison           300,000             4.35%                48.00        5/15/07        9,056,083       22,949,891
                              300,000             4.35%               44.125        9/30/07        8,324,993       21,097,166

Michael E. McGuinness         100,000             1.45%                48.00        5/15/07        3,018,694        7,649,964
                              100,000             1.45%               44.125        9/30/07        2,774,998        7,032,389

Edwin J. Gillis               100,000             1.45%                48.00        5/15/07        3,018,694        7,649,964
                              100,000             1.45%               44.125        9/30/07        2,774,998        7,032,389

John D. McMahon               100,000             1.45%                48.00        5/15/07        3,018,694        7,649,964
                              100,000             1.45%               44.125        9/30/07        2,774,998        7,032,389


(1) All options granted to the named executive officers are exercisable in four equal annual installments, commencing one year after the date of grant. The exercise price of each option is at least 100% of the fair market value of the Company's Common Stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of Common Stock, or in a combination of cash and shares. Pursuant to employment agreements, the options held by the named executive officers become exercisable in full upon a "change in control" of the Company (as described under the section entitled "Employment Agreements") or, for Messrs. Walske and Harrison only, upon the individual's death or disability, and the options held by Messrs. Walske and Harrison become exercisable for the number of shares for which they would have been exercisable had the optionee's employment continued for an additional year after the termination of the optionee's employment without "cause" or after a "change in status."

(2) For the fiscal year ended September 30, 1997, the Company granted options under the 1987 Option Plan, ISO Plan and NSO Plan to its employees and consultants to purchase a total of 6,898,000 shares of Common Stock (excluding Fiscal 1996 options granted on October 2, 1996) and canceled options to purchase 1,569,919 shares of Common Stock.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No gain to the optionees is possible without an increase in the price of the Common Stock, which will benefit all stockholders proportionately.

(4) In order to realize the potential values over the ten year option term set forth in the 5% and 10% columns of this table, the per share price of the Common Stock at the end of the option term would be as follows:


       Date of   Exercise Price        Prices at:      Percentage Increases at:
       -------   --------------      --------------    -----------------------
        Grant     per Share ($)        5%      10%          5%       10%
       -------   --------------      -----  -------       -----    ------
       5/15/97        48.00          78.19   124.50        63%      159%
       9/30/97       44.125          71.87   114.45        63%      159%


    AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND FY-END OPTION VALUES


          The following table sets forth information regarding stock options exercised by the named executive officers during fiscal 1997 and the value of in-the-money unexercised options held by them as of September 30, 1997.

                                                            Number of Shares     Value of Unexercised
                                                         Underlying Unexercised  In-the-Money Options
                                                         Options at FY-End (#)    at FY-End($)/(2)/
                           Shares                        ----------------------  --------------------
                         Acquired on        Value             Exercisable/           Exercisable/
         Name             Exercise    Realized ($)/(1)/      Unexercisable          Unexercisable
-----------------------  -----------  -----------------  ----------------------  --------------------
Steven C. Walske           330,000      10,327,612             175,000/               3,331,250/
                                                              1,200,000                8,103,125

C. Richard Harrison        250,000       9,862,810             463,700/              10,516,216/
                                                              1,250,000                9,712,500

Michael E. McGuinness      152,000       6,523,041              93,100/               1,514,206/
                                                                490,000                2,360,156

Edwin J. Gillis             37,000       1,049,585             138,000/               1,582,000/
                                                                475,000                2,100,000

John D. McMahon             42,332       1,703,779              82,168/               2,092,196/
                                                                332,000                  972,062

-----------
(1) Market value of the underlying shares on the date of exercise less the option exercise price.

(2) Market value of shares covered by in-the-money options on September 30, 1997, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

REPORT OF THE COMPENSATION COMMITTEE


          The Compensation Committee of the Board of Directors is composed of two outside directors. The two outside directors also serve as the Officers' Stock Option Committee to grant stock options to Section 16 Officers. The compensation for the Company's executive officers is set by the Board of Directors, after consideration of the Compensation Committee's recommendations.

Compensation Objectives

          The basic philosophy underlying the Company's compensation programs is to align executive compensation with increases in stockholder value. Several key objectives are reflected within this basic philosophy, one of which is to enable the Company to attain its annual market penetration and financial targets. Another key objective is to ensure that a major portion of each executive's cash compensation is linked to significant improvements in the Company's financial performance. The third key objective is to make it possible for the Company to attract, retain and reward executives who are responsible for leading the Company in achieving or exceeding corporate performance goals.

Compensation Deductibility

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of "performance based compensation," including options granted under the 1987 Option Plan and the ISO Plan, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee's judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, the Company should compensate its executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Executive Compensation Programs

          The Company's executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and stock options. The Company's objective is to emphasize incentive compensation in the form of bonuses and stock option grants, rather than base salary. The Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluations of past performance and assessments of expected future contributions of the executives. In making the determinations regarding base salaries, the Company considers generally available information regarding salaries prevailing in the industry but does not utilize any particular indices.

          The Company maintains incentive plans (the "IPs") under which executive officers (including the Chief Executive Officer), other than the officers participating in sales activities, are paid cash bonuses subsequent to the end of each fiscal year. The executive officers who do not participate in the IPs are paid a commission based on revenue. The bonuses under the IPs are dependent primarily on the Company's financial performance and achievement of corporate objectives established by the Board of Directors prior to the start of each fiscal year.

          The IPs for fiscal 1997 set forth three performance factors including, for each participating officer, earnings per share and revenue. The third factor for two of the participating officers (including the Chief Executive Officer) was based upon the number of software seats licensed, and for the remaining officers not participating in sales activities, on other individual performance goals. Three different target levels were established for each performance factor and a gross target bonus corresponding to each of the three target levels was set. A weight was then assigned to each of the performance factors and the actual bonus earned was calculated using a formula which weighed the three performance factors. If the Company failed to meet the minimum profitability target for fiscal 1997, the executives would not have been eligible to receive a cash bonus.

The various elements of the bonus calculation formula were set by the Board of Directors, after consideration of the Compensation Committee's recommendation.

          Total compensation for executive officers also includes long-term incentives offered by stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options serve as compensation and are instrumental in promoting the alignment of long-term interests between the Company's executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Officers' Stock Option Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming fiscal year, contributions of each executive to the overall success of the Company and accordingly to the Company's market value, the opportunity presented by the current price of the Company's Common Stock to provide the executive with long-term incentives to remain at the Company, and the awards made to each such officer in prior years relative to the Company's overall performance. It has been the Company's practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Chief Executive Officer Compensation

          The Chief Executive Officer's performance was evaluated, and his compensation determined, in accordance with the factors described above applicable to executive officers generally. For the fiscal year ended September 30, 1997, the Chief Executive Officer earned a cash bonus of $385,000, which represented 53% of his total cash compensation (base salary plus cash bonus). This amount reflects the increases in earnings per share of 38% (excluding nonrecurring charges), revenue of 35%, and the number of software seats licensed of 30% over the prior year.

          For the fiscal year ended September 30, 1997, the Officers' Stock Option Committee granted to the Chief Executive Officer options to purchase 600,000 shares of the Company's Common Stock. The amount of the grant reflects the senior position held by the Chief Executive Officer within the Company, the results achieved by the Company during fiscal 1997, and the significant contributions anticipated to be made by the Chief Executive Officer in the future.



                                              Compensation Committee

                                              Robert N. Goldman, Chairman
                                              Noel G. Posternak



CERTAIN BUSINESS RELATIONSHIPS

     On May 15, 1997, Michael E. Porter entered into a consulting arrangement with the Company whereby Mr. Porter will participate in and aid in the development of a series of top management seminars to be sponsored by the Company. Mr. Porter, for these services, received an option to purchase 25,000 shares of the Company's Common Stock at a price of $48.00 per share, the fair market value of the Common Stock on the date of grant.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Noel G. Posternak is a Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P., which firm has provided legal services to the Company during the last fiscal year and may do so during the current fiscal year.


     Robert N. Goldman (Chairman) and Donald K. Grierson constitute both the current Compensation Committee and Officers' Stock Option Committee of the Board of Directors. Steven C. Walske, the Company's Chairman and Chief Executive Officer, serves on the Board of Directors of Object Design Inc., a software development company whose Chief Executive Officer and President is Robert N. Goldman.

Stock Performance Graph


          The Stock Performance Graph set forth below compares the cumulative stockholder return on the Common Stock of the Company from September 30, 1992 to September 30, 1997, with the cumulative total return of the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The Stock Performance Graph assumes that the value of the investment in the Company's Common Stock and each of the comparison groups was $100 on September 30, 1992 and assumes the reinvestment of dividends. The Company has never declared a dividend on the Common Stock of the Company. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.


       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PARAMETRIC TECHNOLOGY
         CORPORATION, NASDAQ (U.S. COMPANIES) INDEX AND NASDAQ COMPUTER
                           AND DATA PROCESSING INDEX

                             [GRAPH APPEARS HERE]

                         9/30/92  9/30/93  9/30/94  9/29/95  9/30/96  9/30/97
                         -------  -------  -------  -------  -------  -------
Parametric Technology
  Corporation             $100     $173     $142     $263     $423     $378
Nasdaq (U.S. Companies)
  Index                    100      131      132      182      216      297
Nasdaq Computer & Data
  Processing Index         100      119      133      212      263      356

EMPLOYMENT AGREEMENTS

    Agreement with Mr. Walske

    The Company has entered into an agreement with Mr. Walske which provides for certain benefits for him in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. Under the agreement, in the event the Company elects to terminate Mr. Walske's employment (other than for "cause," as defined in the agreement), or effects a "change in status" of Mr. Walske (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation), Mr. Walske shall be entitled to receive (i) during the six-month period following such an event (or until such earlier date as he commences employment with another company), a salary at a rate equal to two times the highest annual salary (excluding bonuses) received by him in the prior six months, and (ii) provided he remains employed with the Company for such six-month period, a bonus equal to Mr. Walske's most recent fiscal year-end bonus. The agreement also provides that the outstanding options held by Mr. Walske under the Company's Option Plans shall become exercisable
(i) in full upon a "change in control" of the Company, which in general includes
(a) any person becoming the beneficial owner of 50% or more of the voting power of the Company, (b) a change in a majority of the Company's directors, or (c) the approval by the stockholders of a merger or consolidation in which the Company's stockholders do not have majority voting power of the surviving entity, a liquidation of the Company or a sale or disposition of all or substantially all of the Company's assets, or upon the death or disability of Mr. Walske, and (ii) for such number of shares of Common Stock for which they would have otherwise become exercisable had Mr. Walske's employment continued for one year following a termination of his employment without "cause" or a "change in status" of Mr. Walske.

    Agreement with Mr. Harrison

    The Company has entered into an agreement with Mr. Harrison which provides for certain benefits for him in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. The benefits provided under this agreement are substantially similar to those provided to Mr. Walske discussed above under this section except for the following: in the event the Company elects to terminate the employment of Mr. Harrison without "cause," or effects a "change in status" of Mr. Harrison, there is no provision for a bonus to be paid to Mr. Harrison.

    Agreements with Messrs. Gillis, McGuinness, and McMahon

    The Company has entered into agreements with Messrs. Gillis, McGuinness and McMahon which provide that (i) in the event the Company terminates the employment of the officer without "cause," he is entitled to receive, during the six-month period following notice of termination (or until such earlier date as he commences employment with another company) a salary at a rate equal to the highest annual salary (excluding bonuses) received by him in the prior six months and (ii) in the event of a change in control of the Company, the outstanding options held by the officer under the Company's option plans shall become exercisable in full. Mr. McGuinness resigned his position as Executive Vice President of Research & Development and Product Marketing effective November 13, 1997. Mr. McGuinness' above mentioned agreement remains in effect except as superseded by a new agreement entered into in November 1997 under which the Company (i) will continue to employ him as Senior Sales Consultant at an annual salary of $120,000 for a term which ends on November 30, 1998, or until his earlier commencement of full-time employment with another company, and
(ii) may terminate his employment only for "cause".

                INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. to serve as the Company's independent accountants for the fiscal year ending September 30, 1998.

    On November 17, 1995 the Board of Directors of the Company upon recommendation of its Audit Committee approved a change in the Company's independent accountants from Price Waterhouse LLP to Coopers & Lybrand L.L.P. effective for the fiscal year ended September 30, 1996. Price Waterhouse LLP served as the Company's independent accountants for fiscal years 1992 through 1995. During these periods, the Company did not have any disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, nor did any reports issued by Price Waterhouse LLP contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

    Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    While the Notice of Meeting calls for transaction of such other business as may be in furtherance of, or incidental to, the matters described in the Notice, the Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitation of proxies will be borne by the Company. The Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Waltham, Massachusetts not later than September 11, 1998 for inclusion in the proxy statement for that meeting. In order to curtail controversy as to the date on which a proposal was received by the Company, proponents should submit their proposals by Certified Mail-Return Receipt Requested.


                                        By Order of the Board of Directors,


                                        MARTHA L. DURCAN, Clerk

January 7, 1998

    THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                       PARAMETRIC TECHNOLOGY CORPORATION

                 PROXY FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 12, 1998

  The undersigned, having received notice of and the Proxy Statement relating to the 1998 Annual Meeting of Stockholders to be held on February 12, 1998, at 9:00 a.m. at 128 Technology Drive, Waltham, MA 02154, and revoking all prior proxies, hereby appoint(s) Edwin J. Gillis and Martha L. Durcan, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of common stock, $ .01 par value per share, (the "Common Stock") of Parametric Technology Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders and any adjournment or adjournments thereof (the "Annual Meeting"). IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                        (TO BE SIGNED ON REVERSE SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

                FOR        WITHHELD
Election of     [_]          [_]        NOMINEES: Michael E. Porter and
directors                                         Steven C. Walske


For, except vote withheld from the following nominee:

--------------------------------------------------------



                                        This Proxy when properly executed will
                                        be voted in the manner directed herein
                                        by the undersigned stockholder. IF A
                                        CHOICE IS NOT SPECIFIED WITH RESPECT TO
                                        THE ABOVE PROPOSAL, THIS PROXY WILL BE
                                        VOTED FOR SUCH PROPOSAL. Attendance of
                                        the undersigned at the Annual Meeting
                                        will not be deemed to revoke this Proxy
                                        unless the undersigned shall revoke this Proxy in writing and shall vote in person at the Annual Meeting.

                                        EACH STOCKHOLDER SHOULD SIGN THIS PROXY
                                        PROMPTLY AND RETURN IT IN THE ENCLOSED
                                        ENVELOPE. THIS PROXY IS SOLICITED ON
                                        BEHALF OF THE BOARD OF DIRECTORS OF THE
                                        COMPANY.


SIGNATURE(S)                                               DATE
            -----------------------------------------------     ----------------

NOTE: Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.